Exhibit 99.2

UARM: Second Quarter 2006 Earnings Call – Wayne Marino

Thanks Kevin. I’m going to take the next few minutes to provide you with a recap of our second quarter and six-month financial and operational performance and then I’ll walk you through our outlook for the balance of the year.

Net Income/EPS Overview/Net Revenues

Net revenues for the quarter increased 63% to $80.0 million. We had strong sales in the quarter for all of our existing product categories and added a new category with the launch of our footwear, which in its first reporting period, contributed $15.6 million to our top line. For the first six months, net revenues increased 57% to $167.7 million.

This strong sales performance helped generate a net income increase of 33% for the quarter, or $2.4 million versus $1.8 million in the second quarter of 2005. For the six months, our net income increased 157% to $11.2 million versus $4.3 million for the same period last year.

Turning to EPS, as you saw in the press release, second quarter diluted earnings per share was $0.05 compared to diluted earnings per share of $0.03 in the second quarter of the prior year, despite a 32% increase in share base because of our IPO last November. For the first six months diluted earnings per share was $0.23 versus $0.08 in the comparable period.

We believe our strong results are a testament to the growth opportunities for the Under Armour brand and our ability to profitably manage our growth.

Revenue Breakout/Sales by Category

Now, let’s take a look at our net revenues. Our net revenues consist of sales within our five product categories and licensing. Our five product categories include Men’s, Women’s, Youth, Accessories and now Footwear.

Our Men’s Business is our largest category and grew 30% during the quarter to $41.9 million and 31% for the six months to $94.4 million. We currently sell our Men’s product in over 9,000 doors worldwide.

Our Women’s Business increased 37% during the quarter to $12.1 million and 77% for the six months to $33.1 million. I would note that our second quarter sales in the prior year included a higher percentage of closeout sales, and excluding the closeouts, the Women’s business would have increased 65% for the second quarter. Women’s is currently sold in over 4,500 doors in North America.

Our Youth Business, which currently targets boys ages 12 and under, grew 25% in the quarter to $4.1 million and 72% for the six months to $11.1 million. Youth product is currently offered in approximately 5,000 doors in North America.

Our Accessories Category includes, among other items, football lineman and receiver gloves and baseball batting gloves sold through our wholesale channel and accessory products sold though our web site. This category increased 16% to $2.9 million for the quarter and 22% to $7.7 million for the six months.

As Kevin detailed, we had a very successful launch in footwear. Our new cleats and slides were sold through our existing distribution in over 1,600 doors and generated $15.6 million in net revenues. This represented 19% of net revenues for the second quarter, which has historically been our lowest revenue quarter.

Net revenues for these five categories combined – Men’s, Women’s, Youth, Accessories, and Footwear—grew 64% in the quarter to $76.5 million and represented approximately 96% of our net revenues. The balance of our net revenues was derived from our Licensing Business, which increased 58% during the quarter to $3.4 million.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin decreased to 47.8% compared to 50.1% in the same period last year or a 230 basis point decrease. Changes to the gross margin included:

•	The launch of our cleated footwear, which has lower margins than our apparel products and negatively impacted gross margin by 280 bps.

•	In addition, higher than anticipated sales allowances due in part to the initial implementation of our SAP system, which were partially offset by lower customer discounts, had a negative 70bps impact on margin.

•	This decrease in margin was partially offset by growth in our higher margin businesses such as the web, retail outlet, and licensing as well as continued improvements in our apparel sourcing. Collectively, these factors had a positive impact of 170 bps on our gross margin.

•	It is worth noting that in the prior year, gross margins benefited from closeout sales on inventory that had previously been written down and other reserves. The impact to the prior year gross margin was a positive 50 bps.

For the first six months, gross margin increased 220 basis points to 49.2% versus 47.0% in the same period last year. We are pleased that we achieved this year over year improvement while launching footwear and implementing a new ERP system.

SG&A for the second quarter totaled $34.8 million, an increase of $13.9 million or 67% compared to the same period last year. SG&A as a percentage of net revenue increased to 43.6% from 42.7% last year. This increase was attributable to our planned increase in marketing costs related to our footwear launch and additional operating costs associated with our strategic investment in Europe.

Marketing costs are the primary component of our SG&A costs and were 13.2% of net revenues in the quarter compared to 12.8% in the same period last year. For the six months, marketing costs were 10.8% in 2006 compared to 12.0% in 2005. As stated previously we are committed to an annual marketing spend of 10% to 12% of net revenues to drive our top line growth.

For the six months, SG&A as a percentage of net revenues decreased to 38.7% from 39.0% in the same period last year driven mainly by higher sales volumes.

Our operating income for the quarter was $3.4 million, compared to $3.6 million in the prior year. Net interest income for the quarter increased $1.1 million as a result of our improved cash position. Our resulting net income for the quarter increased to $2.4 million from $1.8 million in the same period last year.

Balance Sheet Summary

Now I’d like to take you through our Balance Sheet.

Inventory at quarter end was $80.2 million, an increase of $31.1 million or 63% compared to the same period last year. Approximately 10% of this increase represents planned inventory for new businesses such as our International initiative. The balance of this increase reflects our strategy to take receipt of fall merchandise earlier than we did in the prior year. This will allow us to support an increased number of product launches this July compared to the prior year. We anticipate a decrease in our inventory levels in the back half of the year and feel very good about our inventory position.

I would also like to report that our retail outlet strategy - which is to profitably sell our excess inventory - is proving successful. We continued to expand our outlet base in the second quarter and expect to have a total of 11 retail outlet stores by year end.

Net Accounts Receivable increased by $32.1 million on a year over year basis and $10.1 million from prior year end. A majority of this increase relates to the increase in our sales, however there are several other drivers that have impacted our Net AR:

•	Beginning in 2006 a majority of discounts earned by customers are recorded as a liability within accrued expenses as opposed to an offset to AR. This is simply a change in presentation and will impact the comparability of our year over year net AR for the balance of this year.

•	Our growing sales concentration in the US and Canada with what we refer to as our Key Retailers is accelerating our growth in AR. Sales to Key Retailers were 62% of total revenues for the quarter, compared to 50% in the same period in the prior year. One of the benefits of growing our business with these Accounts is lowering our accounts receivable risk. This is evidenced by our allowance for doubtful accounts, which is less than 1/2 of 1% of our YTD sales.

•	Approximately $3.3 million was a result of timing of payments received in July and longer payment terms extended to smaller accounts on the initial launch of our football cleats.

Total cash and cash equivalents at the end of the quarter were $41.9 million and cash net of debt was $33.7 million.

Our investment in capital expenditures for the quarter was $3.8 million and consisted of $1.5 million for in-store fixtures, $0.8 million for the build out of new retail outlet stores, $0.7 million related to Information Technology initiatives in the United States and Europe, mainly SAP, and the balance for improvements to our Distribution House and other general corporate needs. As we stated at year end, our capex budget for the year is $15 to $16 million, and we still expect to be within this range.

Operations Overview Piece

One of our most recent operational accomplishments has been the implementation of SAP’s apparel and footwear solution. In our first quarter operating in SAP, we were able to grow revenues by 63%. This is a real testament to the team we have in place here at Under Armour.

We continue to work through anticipated implementation issues associated with the startup of an ERP system. However, one of the reasons we chose SAP is the ability to leverage functionality across our businesses. Most recently, we implemented SAP for our European operations. We are pleased with our selection and implementation of SAP to date and expect to leverage this system as our business grows.

And finally, I’d like to turn to our outlook for the remainder of the year.

Outlook For the Remainder of 2006

Net Revenues For Full Year

As a result of the momentum that we are seeing for the Under Armour brand at retail and our ability to service this business with an appropriate level of inventory in Fall product, we now expect annual net revenues in the range of $400 million to $410 million, an increase of 42% to 46% compared to last year.

Net Income For The Full Year

Now let’s turn to Net Income for the Year.

Taking into account the following factors:

•	higher revenue expectations for the full year,

•	Gross margin for the back half to comparable to the back half of 2005 as we begin to anniversary the benefits of improved sourcing.

•	our continued investment in Marketing our Brand as revenues grow,

•	continued investment in our new growth initiatives such as Footwear and International,

•	higher costs relating to being a public company,

•	and an effective tax rate for the full year in the range of 39.5% to 40%.

•	We expect net income for the year to be in the range of $34 million to $35 million, an increase of 72% to 78% compared to last year.

We expect fully diluted weighted average shares outstanding of approximately 50 million for 2006.

In summary, we are very pleased with our results for the first half of 2006, making excellent progress against all of our key growth drivers.

•	Our apparel business grew 43% in the first half, with strong revenue growth in Men’s, Women’s and Youth. We introduced new categories like Golf, which performed very well at retail and have positioned ourselves to service the demand in the back half of the year.

•	We made significant progress on the ground in Europe in sports marketing and signed distribution agreements for Europe.

•	We expanded our operational infrastructure with SAP both in the US and in Europe.

•	And most importantly, we established ourselves as an authentic footwear brand on the football field.

•	We remain focused on growing our business profitably while investing in the strategic initiatives that will drive our long-term growth.

This concludes our formal remarks and now Kevin and I would like to take your questions.